Exhibit 5.1

K&L GATES LLP 925 FOURTH AVENUE SUITE 2900, SEATTLE, WA 98104-1158 T +1 206 623 7580 F +1 206 623 7022 klgates.com

June 23, 2020

Intellicheck, Inc.

535 Broad Hollow Road, Suite B51

Melville, NY 11747

Ladies and Gentlemen:

We have acted as counsel to Intellicheck, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 1,769,230 shares (the “Shares”) of its Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Underwriting Agreement dated June 19, 2020 (the “Underwriting Agreement”) by and among the Company and Northland Securities, Inc., as the representative of the several Underwriters named in Schedule 1 thereto (the “Underwriters”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) the Company’s Registration Statement on Form S-3 (File No. 333-238680) which was filed with the Securities and Exchange Commission (the “Commission”) on May 22, 2020, and Amendment Number 1 thereto which was filed with the Commission on June 1, 2020 (collectively, the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”); (iv) the Underwriting Agreement; (v) the prospectus, dated as of June 4, 2020 (the “Base Prospectus”), which forms part of the Registration Statement; (vi) the preliminary prospectus supplement, dated June 18, 2020; and the prospectus supplement, dated June 19, 2020 (the “Prospectus Supplement”); we refer to the Base Prospectus as supplemented by the Prospectus Supplement as the “Prospectus,” (vii) the stock ledger of Common Stock, and (viii) the corporate actions of the Company’s Board of Directors and committee thereof which provide for the issuance of the Shares, and we also have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions. .

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, the Shares have been duly authorized and, when issued and paid for as described in the Prospectus Supplement and pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law (the “DGCL”), and reported judicial decisions interpreting the DGCL, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Form 8-K being filed in connection with entry into the Underwriting Agreement and to any and all references to our firm in the Prospectus. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP